Exhibit 99.1

THORATEC COMMENTS ON SECOND QUARTER DESTINATION

THERAPY ACTIVITY AND FINANCIAL RESULTS AND OUTLOOK

     (PLEASANTON, CA), June 29, 2004—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, today provided an update on its business activities and outlook for the balance of 2004.

     The company said that 30-35 Destination Therapy implants will occur in the second quarter of 2004 ending July 3, bringing the total number of Destination Therapy implants to date in 2004 to approximately 75.

     Thoratec said that it expects revenues for the second quarter of 2004 will be approximately $40-$41 million, and that taxed cash earnings per share for the second quarter will be approximately $0.02. Taxed cash earnings exclude the effect of merger, restructuring and other costs and amortization of purchased intangible assets. On a GAAP basis, the company expects a net loss in the second quarter of $0.01 per share. The company will report complete results for the second quarter in late July.

     “The patient experience with Destination Therapy and response from leading centers and clinicians continue to be very positive and we are very encouraged by the recent proposal from CMS that would significantly increase reimbursement for Destination Therapy by another 30 percent, effective October 1 of this year” said D. Keith Grossman, president and chief executive officer of Thoratec. “We now expect however, that certain of our centers may delay some of their Destination Therapy initiatives to benefit from the improving reimbursement environment in the fourth quarter.”

     As a result, the company said that it now expects total Destination Therapy implants for 2004 will be approximately 200. The company said that it expects revenues for all of 2004 will be approximately $175-$180 million, with taxed cash earnings per share in the range of $0.23-$0.26. On a GAAP basis, the company expects full year 2004 earnings per share to be in the range of $0.10-$0.13.

     “We have indicated from the beginning that this is a market that would take some time to develop. We remain very encouraged by the level of interest and activity of our customers and continue to be optimistic that Destination Therapy activity will accelerate later in the year, and especially in 2005,” Grossman noted.

TNR-361	Continued.....

Corporate Headquarters
Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574 www.thoratec.com

Burlington Office	Rancho Cordova Office
23 Fourth Avenue, Burlington, MA 01803	2945 Kilgore Road, Rancho Cordova, CA 95670
Tel 781-272-0139 Fax 781-852-83	Tel 916-852-2833 Fax 916-638-3216

Thoratec Comments on Second Quarter Destination
Therapy Activity and Financial Results and Outlook

     “In the meantime, we are seeing very encouraging results from the initial stages of our U.S. clinical trials for the HeartMate® II,” he added. “We have now implanted 12 patients in the U.S. and Europe and have not experienced any serious device-related adverse events. Eight patients remain supported by the device, including six who have been discharged to their homes, one patient has been successfully transplanted and three have died due to factors unrelated to the device. All ongoing patients have been supported by the device for a minimum of 30 days—with the longest being supported for more than seven months—and total cumulative days of support now exceeds two years. We look forward to giving a more detailed update on this exciting technology in our second quarter earnings conference call.”

     Thoratec Corporation is a world leader in products to treat cardiovascular disease with its Thoratec® VAD (ventricular assist device) and HeartMate LVAS (left ventricular assist system) with more than 8,000 devices implanted in patients suffering from heart failure. Thoratec’s product line also includes the Vectra® vascular access graft (VAG) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com

     The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the development of new markets including Destination Therapy, the results of clinical trials including the HeartMate II, the ability to improve financial performance, regulatory approval processes, healthcare reimbursement and coverage policies and acquisition activities. These factors, and others, are discussed more fully under the heading, “Risk Factors,” in Thoratec’s 10-K for the fiscal year ended January 3, 2004, and other filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media Contact Information:
Wayne Boylston	Susan Benton/Jennifer Chan
Chief Financial Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870, ext. 166/164
(925) 847-8600	sbenton@fischerhealth.com jchan@fischerhealth.com

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Corporate Headquarters
Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574 www.thoratec.com

Burlington Office	Rancho Cordova Office
23 Fourth Avenue, Burlington, MA 01803	2945 Kilgore Road, Rancho Cordova, CA 95670
Tel 781-272-0139 Fax 781-852-83	Tel 916-852-2833 Fax 916-638-3216